Exhibit 99.1

        Per-Se Technologies Reports Third Quarter 2004 Results

    ALPHARETTA, Ga.--(BUSINESS WIRE)--Nov. 3, 2004--Per-Se Technologies, Inc. (NASDAQ: PSTI), the leader in Connective Healthcare solutions that help physicians and hospitals realize their financial goals, today released its results for the third quarter ended September 30, 2004.
    On a GAAP basis, the Company reported revenue of $90.6 million, operating income of $10.2 million, or 11.3% of revenue, and income from continuing operations of $8.8 million, or $.27 per share on a fully diluted basis during the third quarter. The Company recorded a one-time gain of $1.5 million during the quarter in conjunction with receiving the cash settlement related to its resolved litigation against its former insurance underwriters, Lloyd's of London (Lloyd's), and recorded a one-time, non-cash expense of $1.0 million associated with the relocation of its corporate office in July. The Company also recorded in the quarter a $0.1 million credit related to the additional procedures requested by the Company's external auditors as part of their year-end 2003 audit.
    On a non-GAAP basis, excluding the gain related to the settlement with Lloyd's, the expense related to the corporate office relocation, and the additional procedures credit, the Company had operating income of $9.6 million, or 10.6% of revenue, and income from continuing operations of $8.2 million, or $.25 per share on a fully diluted basis, for the third quarter.
    For comparison purposes, in the third quarter of 2003 on a GAAP basis, the Company reported revenue of $84.5 million and operating income of $9.8 million, or 11.6% of revenue, and a loss from continuing operations of $0.1 million, or $.00 per share. On a non-GAAP basis, excluding expenses of approximately $6.0 million associated with the Company's September 2003 refinancing of its long-term debt, the Company had income from continuing operations of $5.9 million, or $.18 per share on a fully diluted basis.
    "Our operations performed in line with our expectations during the third quarter," stated Philip M. Pead, Per-Se's chairman, president and chief executive officer. "Our income from continuing operations increased nearly 40% on a comparable basis over the prior year quarter."

    Year-To-Date Results

    On a GAAP basis, the Company reported revenue of $263.4 million, operating income of $20.4 million, or 7.7% of revenue, and income from continuing operations of $9.0 million, or $.27 per share on a fully diluted basis for the nine months ended September 30, 2004. On a non-GAAP basis, excluding the gain on the settlement with Lloyd's of $1.5 million, the non-cash expense of $1.0 million related to the corporate office relocation, year-to-date additional procedures expenses of $6.3 million, and second quarter expenses of $5.9 million associated with the issuance of the Company's 3.25% convertible debentures and the concurrent retirement of its Term Loan B debt, the Company had operating income of $26.2 million, or 10.0% of revenue, and income from continuing operations of $20.8 million, or $.62 per share on a fully diluted basis, for the nine months ended September 30, 2004.
    For comparison purposes, in the prior year period on a GAAP basis, the Company had revenue of $252.0 million, operating income of $27.4 million, or 10.9% of revenue, and income from continuing operations of $8.0 million, or $.25 per share on a fully diluted basis. On a non-GAAP basis, excluding debt retirement expenses of $6.3 million, the Company had income from continuing operations of $14.3 million, or $.44 per share on a fully diluted basis.
    Cash flow from continuing operations for the nine months ended September 30, 2004, was $41.5 million compared to $17.1 million for the nine months ended September 30, 2003. Cash flow from continuing operations for 2004 includes an approximately $6.3 million use of cash related to the additional procedures and $16.2 million cash received related to the settlement with Lloyd's.

    Segment Performance

    The Physician Services division reported revenue and operating income of $66.1 million and $7.2 million, or 10.9% of revenue, respectively, for the third quarter of 2004, compared to revenue and operating income of $63.5 million and $7.5 million, or 11.8% of revenue, respectively, for the third quarter of 2003.
    During the third quarter, the division deferred approximately $0.9 million in revenue related to a contract that has interim performance goals. The current interim performance measurement period overlaps the Company's third and fourth quarters. As such, the division deferred a portion of its third quarter revenue related to the not-yet-completed interim measurement period. All third quarter expenses related to the contract were recorded during the third quarter. Cash flow related to the contract was not impacted.
    The division had net new business sold in the third quarter of $1 million, compared to net new business sold of negative $1 million in the third quarter of 2003. On a year-to-date basis, the division had net new business sold of $16 million, compared to $5 million in the first nine months of 2003. The Company defines net new business sold as the annualized revenue value of new contracts signed in a period, less the annualized revenue value of terminated business in that same period.
    "Our new business sold, excluding client terminations, in the quarter increased more than 40% over our third quarter 2003 performance and represented our fourth largest quarter for new business," stated Pead. "Although client terminations in the quarter were higher than anticipated, we expect our client retention level to meet our targeted mid-90% range for the year. Our strong pipeline of new business going into the fourth quarter reflects the momentum of our larger sales organization, and we continue to forecast achieving our net new business sold objectives for the full year 2004."
    The division had a net backlog of approximately $3 million as of September 30, 2004, compared to a net backlog of $2 million as of September 30, 2003. Net backlog represents the annualized revenue related to new contracts signed with the business still to be implemented, less the annualized revenue related to existing contracts where discontinuance notification has been received.
    The Hospital Services division reported revenue and operating income of $28.1 million and $6.4 million, or 22.9% of revenue, respectively, for the third quarter of 2004, compared to revenue and operating income of $24.4 million and $5.8 million, or 23.9% of revenue, respectively, for the third quarter of 2003. As expected, margins in the division were impacted by a higher mix of print and mail revenue due to a large customer contract signed in the second quarter of 2004.
    New business sold in the Hospital Services division during the third quarter of 2004 was approximately $5 million, compared to new business sold of approximately $7 million during the third quarter of 2003. On a year-to-date basis, the division had new business sold of $27 million compared to $19 million in the prior year period. Medical-related transaction volume increased approximately 25% in the third quarter compared to the prior year period. This increase was driven by the strong new business sold performance in the division during 2004.
    "We are pleased by the strong demand for our Hospital Services solutions. New business sold for our resource management systems increased year-over-year driven by demand for new functionality in both our patient and staff scheduling solutions," stated Pead.

    Contingent Convertible Debentures

    On June 30, 2004, the Company issued $125 million principal amount of 3.25% subordinated contingent convertible debentures due 2024 to qualified institutional buyers pursuant to Rule 144A of the Securities Act of 1933, as amended. The conversion of the debentures into the Company's common stock is contingent upon the share price reaching approximately $23.20, or a premium of 30% of the conversion trigger price of $17.85.
    The Company has exercised its right under the convertible debentures indenture to commit to pay the principal amount of the debentures in cash. Any stock appreciation amount above the conversion trigger price of $17.85 will be satisfied by the Company through the issuance of common stock.
    Under current generally accepted accounting principles (GAAP), the potential dilutive effect of a contingent convertible instrument is not included in a company's fully diluted earnings per share calculation until the contingent conversion share price is reached (in the Company's case, when the share price reaches $23.20). In late September, the Emerging Issues Task Force of the Financial Accounting Standards Board concluded that the accounting for contingent convertible instruments should follow the same accounting treatment as traditional convertible instruments - the "if converted" method of accounting - and that the potential dilutive effect of the instrument should be included in fully diluted earnings per share immediately upon its issuance. It is expected that this change in accounting will be issued and effective during the fourth quarter of 2004. The Company's fully diluted earnings per share for the third quarter was calculated under current GAAP and, therefore, the "if converted" method of accounting was not used for the convertible debentures.
    The Company has committed to pay the principal amount of the convertible debentures in cash, and, therefore, there will be no dilutive impact until the average stock price exceeds the conversion trigger price of $17.85. The Company will then use the treasury stock method of accounting for the difference between the weighted average stock price in a quarter and $17.85. The shares required to cover this difference will be included in calculating fully diluted earnings per share.

    Lloyd's of London Settlement

    As previously reported, the Company reached a settlement in May 2004 with Lloyd's. The Company was in litigation with Lloyd's following Lloyd's attempt in May 2002 to rescind certain Errors & Omissions Liability Policies and Directors and Officers Liability Policies issued by Lloyd's to the Company for the period December 31, 1998, to June 30, 2002.
    During the third quarter, the Company received the cash settlement amount of $16.2 million. This cash is reflected as a reduction of working capital in the operating section of the cash flow statement. At the time the settlement was received, the Company recognized a gain of $1.5 million, which is reflected in the corporate segment of the income statement.

    New Corporate Office Lease

    On July 30, 2004, the Company relocated its corporate offices to Alpharetta, GA, a northern suburb of Atlanta. Over the life of the 10-year lease, the move will result in cash flow savings for the Company of approximately $5 million compared to its previous office lease. As part of the new lease arrangement, the new landlord is funding the remaining lease obligation on the previous corporate facility. While this arrangement is neutral in the current year from a cash flow standpoint, the Company recorded a one-time, non-cash expense of approximately $1.0 million during the third quarter related to the remaining lease obligation on the previous facility upon its exit of that facility.

    Deferred Tax Asset

    As of December 31, 2003, the Company had net operating loss carryforwards (NOLs) for income tax purposes of approximately $406.9 million. The NOLs expire at various dates between 2004 and 2022. As of December 31, 2003, the Company had a deferred tax asset, which was generated primarily from the NOLs, of approximately $185.5 million. In accordance with GAAP, the deferred tax asset has been fully reserved since 1998 due to the Company's history of operating losses. The Company has been profitable for the last three years, and as such, the deferred tax asset is currently being reviewed to determine the appropriateness of the reserve. During the fourth quarter of 2004, the Company may release a portion of the valuation allowance based on projections of the amount of pre-tax income that could be offset by the NOL carryforwards in the coming two to three years. Any release of the valuation allowance in the fourth quarter would result in a tax benefit. The Company expects its GAAP tax rate to remain at its tax paying rate for 2005.

    Outlook

    For the full year 2004, the Company expects consolidated revenue growth of approximately 6% over the prior year, and fully diluted earnings per share from continuing operations of $.89 to $.92. The earnings per share from continuing operations guidance excludes the gain on the settlement with Lloyd's, the non-cash lease expense, the additional procedures expenses, the debt retirement expenses, and the impact of any potential release of the deferred tax asset valuation allowance.
    By segment for the full year 2004, the Company expects revenue growth for the Physician Services division to be between 4.5% to 5.0% over 2003 revenue. Operating margins for the division are expected to be in the range of 10.5% to 11.0%. These revenue growth and operating margin expectations reflect the deferral of approximately $0.9 million in revenue as discussed above. For the Hospital Services division, the Company expects revenue growth of approximately 9% and operating margins of 22% to 23%.
    The Company expects cash flow from continuing operations for the full year 2004 to be between $46 million and $49 million. The Company expects capital expenditures and capitalized software development costs to be between $14 million and $15 million. Cash flow guidance includes the costs of the additional procedures and the positive net cash flow impact of the Lloyd's settlement.
    "We anticipate our new business sold for the full year 2004 to be one of our strongest performances," stated Pead. "Net new business sold in the fourth quarter in particular is an important factor in forecasting our 2005 financial performance. Therefore, we will provide 2005 revenue growth guidance after fourth quarter 2004 new business sold is finalized."
    If 2005 revenue growth was equivalent to 2004, the Company is comfortable that it will achieve growth in fully diluted earnings per share from continuing operations of 20% to 25%, which approximates to $1.05 to $1.15 per share. The Company expects to achieve further improvements in consolidated operating margins in 2005. The Company expects to continue to generate strong cash flow in 2005 with cash flow from operations consistent with 2004 levels of near $50 million.
    "Our Company continues to gain momentum in new sales and operating income, and we believe 2005 will be another strong year of earnings and cash flow generation," stated Pead.

    Conference Call

    Per-Se will host a conference call for institutional investors and security analysts at 10:00 a.m. Eastern time today. All interested investors are invited to access a live audio broadcast of the call via Webcast. The Webcast can be accessed at www.per-se.com in the Investors section by selecting the Webcast link. Listeners should go to the website at least 15 minutes before the scheduled start time of the conference call to download and install any necessary audio software. For those unable to listen to the live broadcast of the call, a replay will be available shortly after completion of the call and will be archived on Per-Se's website for approximately 60 days.

    About Per-Se Technologies

    Per-Se Technologies (Nasdaq: PSTI) is the leader in Connective Healthcare. Connective Healthcare solutions from Per-Se enable physicians and hospitals to achieve their income potential by creating an environment that streamlines and simplifies the complex administrative burden of providing healthcare.
    Per-Se's Connective Healthcare solutions help reduce administrative expenses, increase revenue and accelerate the movement of funds to benefit providers, payers and patients. More information is available at www.per-se.com.

    Safe Harbor Statement

    This Press Release contains statements that constitute forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Forward-looking statements contained in this Press Release include the intent, belief or current expectations of the Company and members of its management team with respect to the Company's future business operations as well as the assumptions upon which such statements are based. Forward-looking statements include specifically, but are not limited to, revenue projections, operating income projections, operating margin projections, earnings per share from continuing operations projections, cash flow projections, capital expenditure and capitalized software projections, the accounting for the Company's contingent convertible debentures, the potential release of a portion of the Company's deferred tax asset valuation allowance, and full year 2004 new business sold forecasts. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance, and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. Important factors currently known to management that could cause actual results to differ materially from those contemplated by the forward-looking statements in this Press Release include, but are not limited to, failure to realize improvements in performance, efficiency and profitability, failure to complete anticipated sales under negotiations, failure to successfully implement sales backlog, lack of revenue growth, client losses, the timing of the issuance of accounting pronouncements, the outcome of the deferred tax asset valuation allowance analysis, and adverse developments with respect to the operation or performance of the Company's business units or the market price of its common stock. Additional factors that would cause actual results to differ materially from those contemplated within this Press Release can also be found in the Company's Safe Harbor Compliance Statement and Factors That May Affect Future Results of Operations, Financial Condition or Business included in the Company's Form 10-Q for the quarter ended June 30, 2004, and Form 10-K for the year ended December 31, 2003. The Company disclaims any responsibility to update any forward-looking statements.
    The Company believes that the following non-GAAP measures are additional meaningful measures of operating performance: (1) operating income and operating margins excluding the gain on the settlement with Lloyd's, the corporate office relocation expenses, and additional procedures expenses; (2) income from continuing operations and earnings per share from continuing operations excluding the gain on the settlement with Lloyd's, the corporate office relocation expenses, additional procedures expenses, and debt retirement expenses; and (3) guidance for income from continuing operations and fully diluted earnings per share from continuing operations that excludes the gain on the Lloyd's settlement, the one-time, non-cash lease expense, the additional procedures expenses, the loss on extinguishment of debt, and any impact from the potential release of the deferred tax asset valuation allowance. The presentation of such non-GAAP measures enables investors to focus on period-over-period operating performance, without the impact of significant special items, and thereby enhances the user's overall understanding of the Company's current financial performance and provides a better baseline for modeling future earnings expectations. The Company believes the inclusion of such non-GAAP measures provides consistency and comparability in its financial reporting and is provided in order to enable investors to more thoroughly evaluate our current performance compared to past performance. However, this information will necessarily be different from comparable information provided by other companies and should not be used in isolation or as an alternative to our operating and other financial information as determined under U.S. generally accepted accounting principles.


       CONSOLIDATED STATEMENTS OF OPERATIONS - SEGMENT REPORTING
                       (unaudited, in thousands)


                                 Three Months Ended Nine Months Ended
                                   September 30,      September 30,
                                 ------------------ ------------------
                                     2004    2003      2004     2003
                                   ------- -------  -------- --------
Revenue
 Physician Services                $66,059 $63,516  $195,317 $189,668
 Hospital Services (1)              28,057  24,423    78,274   72,339
 Eliminations                       (3,475) (3,416)  (10,208) (10,030)
                                    ------- -------  -------- --------
   Consolidated                    $90,641 $84,523  $263,383 $251,977
                                    ======= =======  ======== ========

Operating Income
 Physician Services                $ 7,175 $ 7,506  $ 20,245 $ 22,604
 Hospital Services (1)               6,433   5,844    18,603   16,317
 Corporate (2)                      (3,968) (3,509)  (12,599) (11,570)
                                    ------- -------  -------- --------
                                   $ 9,640 $ 9,841  $ 26,249 $ 27,351
 Other income (expenses) -
  Corporate                            591     ---    (5,861)     ---
                                    ------- -------  -------- --------
   Consolidated                    $10,231 $ 9,841  $ 20,388 $ 27,351
                                    ======= =======  ======== ========

    (1) The Patient1 and Business1 product lines have been classified as discontinued operations for all periods presented and, therefore, are not included in the Hospital Services division segment.
    (2) Corporate excludes other income/expenses of $591,000 of income and $5,861,000 of expenses for the three and nine months ended September 30, 2004, respectively, related to the additional procedures, gain related to Lloyd's, and corporate office relocation. The consolidated other income/expenses also includes $63,000 and $16,000 for the three and nine months ended September 30, 2004, respectively, of miscellaneous income.


                 CONDENSED CONSOLIDATED BALANCE SHEETS
                       (unaudited, in thousands)

                                          September 30,  December 31,
                                               2004           2003
                                          -------------  -------------
Assets
Cash and cash equivalents                $      36,573  $      25,271
Restricted cash                                     70             66
Accounts receivable, net                        50,861         47,948
Lloyd's receivable                                 ---         17,405
Other current assets                             7,263          6,183
Property and equipment                          14,970         16,434
Goodwill                                        32,549         32,549
Other intangible assets                         21,323         19,787
Other                                            5,573          5,881
Net assets of discontinued operations (3)          ---            129
                                          -------------  -------------
                                         $     169,182  $     171,653
                                          =============  =============

Liabilities and Stockholders' Deficit
Current liabilities                      $      38,884  $      43,726
Deferred revenue                                25,261         20,334
Current portion of long-term debt                  ---         12,500
Long-term debt                                 125,000        109,375
Other long-term obligations                      4,683          2,908
Net liabilities of discontinued
 operations (3)                                    ---            422
Stockholders' deficit                          (24,646)       (17,612)
                                          -------------  -------------
                                         $     169,182  $     171,653
                                          =============  =============

    (3) Net assets and net liabilities of discontinued operations at December 31, 2003, included Business1.


              PER-SE TECHNOLOGIES, INC. AND SUBSIDIARIES
            CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
            (unaudited, in thousands except per share data)

                                 Three Months Ended Nine Months Ended
                                   September 30,      September 30,
                                 ------------------ ------------------
                                   2004     2003      2004     2003
                                 -------- --------  -------- ---------

Revenue                          $ 90,641 $ 84,523  $263,383 $251,977
                                  -------- --------  -------- --------

Salaries and wages                 52,662   49,851   153,861  146,086
Other operating expenses           24,361   20,572    71,511   65,792
Depreciation                        1,889    2,289     5,979    7,154
Amortization                        2,152    1,793     5,799    5,417
Other (income) expense               (654)     177     5,845      177
                                  -------- --------  -------- --------
    Operating income               10,231    9,841    20,388   27,351
Interest expense                    1,410    3,863     5,483   12,524
Interest income                       (88)     (79)     (332)    (245)
Loss on extinguishment of debt        ---    6,034     5,896    6,255
                                  -------- --------  -------- --------
    Income before income taxes      8,909       23     9,341    8,817
Income tax expense                    102      143       314      803
                                  -------- --------  -------- --------
    Income (loss) from continuing
     operations                     8,807     (120)    9,027    8,014
                                  -------- --------  -------- --------

Discontinued operations
     Loss from discontinued
      operations,
       net of tax - Patient1           --     (228)      (18)  (1,336)
     (Loss) gain on sale of
      Patient1, net of tax           (106)   9,797     3,649    9,797
     Loss from discontinued
      operations,
       net of tax - Business1          --     (977)     (303)  (2,851)
     Loss on sale of Business1,
      net of tax                       --   (7,708)     (130)  (7,708)
     Loss from discontinued
      operations, net of tax -
      Other                            (1)    (258)      (94)    (492)
                                  -------- --------  -------- --------
                                     (107)     626     3,104   (2,590)
                                  -------- --------  -------- --------
       Net income                $  8,700 $    506  $ 12,131 $  5,424
                                  ======== ========  ======== ========
Diluted net income (loss) per
 common share (4):
Income from continuing operations
 excluding other income
    (expense), and loss on
     extinguishment of debt      $   0.25 $   0.18  $   0.62 $   0.44
           Other income (expense)    0.02      ---     (0.17)     ---
           Loss on extinguishment
            of debt                   ---    (0.18)    (0.18)   (0.19)
                                  -------- --------  -------- --------
           Income from continuing
            operations               0.27      ---      0.27     0.25
                                  -------- --------  -------- --------
Loss from discontinued
 operations, net of tax -
 Patient1                             ---    (0.01)      ---    (0.04)
(Loss) gain on sale of Patient1,
 net of tax                           ---     0.29      0.10     0.30
Loss from discontinued
 operations, net of tax -
 Business1.                           ---    (0.03)    (0.01)   (0.09)
Loss on sale of Business1, net of
 tax                                  ---    (0.23)      ---    (0.24)
Loss from discontinued
 operations, net of tax - Other       ---    (0.01)      ---    (0.01)
                                  -------- --------  -------- --------
   Net income                    $   0.27 $   0.01  $   0.36 $   0.17
                                  ======== ========  ======== ========

Weighted average shares used in
 computing diluted earnings
     per share (4)                 32,168   33,688    33,273   32,199

    (4) As the Company had a loss from continuing operations for the three months ended September 30, 2003, diluted earnings per share calculated on a GAAP basis would be the same as basic earnings per share. The weighted average shares calculation would exclude approximately 3.0 million shares related to dilutive options and warrants that are included above. The Company has provided fully diluted earnings per share from continuing operations to facilitate comparisons to previously issued guidance. This is a non-GAAP calculation. The GAAP calculation for basic earnings per share is a $0.00 loss from continuing operations per share and a $0.02 net income per share for the three months ended September 30, 2003.


                       PER-SE TECHNOLOGIES, INC.
            CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                       (unaudited, in thousands)

                                                    Nine Months Ended
                                                      September 30,
                                                   -------------------
                                                     2004      2003
                                                   --------- ---------
Cash Flows From Operating Activities:
Net income                                          $12,131    $5,424
Adjustments to reconcile net income to cash
    provided by operating activities:
        Depreciation and amortization                11,778    12,571
        Loss on extinguishment of debt                5,896     6,255
        Gain on sale of Patient1                     (3,649)   (9,797)
        Loss from discontinued operations               545    12,387
        Amortization of deferred financing costs        963       932
        Changes in assets and liabilities,
         excluding effects
             of acquisitions and divestitures        13,831   (10,700)
                                                   --------- ---------
    Net cash provided by continuing operations       41,495    17,072
    Net cash used for discontinued operations          (514)   (9,672)
                                                   --------- ---------
    Net cash provided by operating activities        40,981     7,400
                                                   --------- ---------

Cash Flows From Investing Activities:
Purchases of property and equipment                  (4,624)   (4,850)
Software development costs                           (5,334)   (2,821)
Net proceeds from sale of Patient1 and Business1      3,520    27,092
Acquisition, net of cash acquired                    (1,141)       --
Other                                                   (66)      (54)
                                                   --------- ---------
    Net cash (used for) provided by continuing
     operations                                      (7,645)   19,367
    Net cash used for discontinued operations           ---    (2,289)
                                                   --------- ---------
    Net cash (used for) provided by investing
     activities                                      (7,645)   17,078
                                                   --------- ---------

Cash Flows From Financing Activities:
Proceeds from the exercise of stock options           5,853     7,012
Proceeds from borrowings                            125,000   125,000
Treasury stock purchase                             (24,999)       --
Debt issuance costs                                  (6,013)   (9,737)
Repayments of debt                                 (121,875) (175,020)
                                                   --------- ---------
    Net cash used for financing activities          (22,034)  (52,745)
                                                   --------- ---------

Cash and Cash Equivalents:
Net change in cash                                   11,302   (28,267)
Balance at beginning of period                       25,271    46,748
                                                   --------- ---------
Balance at end of period                            $36,573   $18,481
                                                   ========= =========


      RECONCILIATION OF CONSOLIDATED OPERATING INCOME AND MARGIN,
             AND INCOME FROM CONTINUING OPERATIONS AND EPS
            (unaudited, in thousands except per share data)

                               For the period ended September 30, 2004
                               ---------------------------------------
                                  QTD                    YTD
                               ----------              --------
                                           % of                 % of
                                         Revenue               Revenue
                                         --------              -------
Operating income excluding
 Lloyd's gain, corporate
 office relocation expenses
 and additional procedures
 expenses (a non-GAAP measure)    $9,640    10.6%      $26,249   10.0%
                               ------------------      ---------------
   Gain related to settlement
    with Lloyd's                   1,526                 1,526
   Non-cash lease abandonment
    expenses                      (1,040)               (1,040)
   Additional procedures
    expenses                         105                (6,347)
                               ------------------      ---------------
Consolidated operating income
 on a GAAP basis                 $10,231    11.3%      $20,388    7.7%
                               ==================      ===============


                                  QTD             EPS    YTD     EPS
                               ---------------------------------------
Income from continuing
 operations, and earnings per
 share from continuing
 operations, excluding Lloyd's           Increase
 gain, corporate office                   (decr)
 relocation expenses,                      vs.
 additional procedures                    prior
 expenses and loss on                      year
 extinguishment of debt (a
 non-GAAP measure)                $8,216  38.9%   $.25 $20,784   $.62
                               ---------------------------------------
   Gain related to settlement
    with Lloyd's                   1,526          $.05   1,526   $.05
   Non-cash lease abandonment
    expenses                      (1,040)        ($.03) (1,040) ($.03)
   Additional procedures
    expenses                         105            --  (6,347) ($.19)
  Loss on extinguishment of
   debt                               --            --  (5,896) ($.18)
                               ----------        ---------------------
Income from continuing
 operations on a GAAP basis       $8,807          $.27  $9,027   $.27
                               ==========        =====================


                               For the period ended September 30, 2003
                               ---------------------------------------
                                  QTD                    YTD
                               ------------------      --------
                                           EPS                   EPS
                                         --------
Income from continuing
 operations excluding
 extinguishment of debt
 expenses (a non-GAAP measure)    $5,914    $.18       $14,269   $.44
   Loss on extinguishment of
    debt                          (6,034)  ($.18)       (6,255)  (.19)
                               ------------------      ---------------
(Loss) income from continuing
 operations on a GAAP basis        $(120)  ($.00)        8,014   $.25
                               ==================      ===============

    NOTE: Gain related to settlement with Lloyd's, corporate office relocation expense, and additional procedures expenses are classified as other income/expense in the consolidated income statement. Other income/expense also includes $63,000 and $16,000 for the three and nine months ended September 30, 2004, respectively, of miscellaneous income.

    Operating income, income from continuing operations, and earnings per share from continuing operations, excluding Lloyd's gain, non-cash lease abandonment expenses, additional procedures and loss on extinguishment of debt

    The Company believes operating income, excluding gain related to the settlement with Lloyd's, the non-cash lease abandonment expenses, and additional procedures expenses as well as income from continuing operations and related earnings per share from continuing operations, excluding gain related to the settlement with Lloyd's, the non-cash lease abandonment expenses, additional procedures expenses and loss on extinguishment of debt are additional meaningful measures of operating performance to facilitate comparisons to previously issued guidance that excluded these items. These measures represent the earnings generated from the "base business" excluding (1) the gain related to the settlement of the Company's litigation with Lloyd's, (2) the lease expense related to the relocation Company's corporate offices, (3) the costs associated with the additional procedures requested by the Company's external auditors as part of their year-end 2003 audit, and
(4) the costs associated with the issuance of the convertible debentures and subsequent retirement of the Company's Term Loan B debt. These items are special in nature. Internally, the Company uses these measures to evaluate its operational performance. The presentation of such non-GAAP measures enables investors to focus on period-over-period operating performance, without the impact of significant special items, and thereby enhances the user's overall understanding of the Company's current financial performance and provides a better baseline for modeling future earnings expectations. The Company believes the inclusion of such non-GAAP measures provides consistency and comparability in its financial reporting and is provided in order to enable investors to more thoroughly evaluate its current performance compared to past performance. However, this information will necessarily be different from comparable information provided by other companies and should not be used in isolation or as an alternative to the Company's operating and other financial information as determined under U.S. generally accepted accounting principles.

    Income from continuing operations and earnings per share from continuing operations, excluding loss on extinguishment of debt

    The Company believes income from continuing operations, excluding loss on extinguishment of debt and related earnings per share is an additional meaningful measure of operating performance to facilitate comparisons to previously issued guidance that excluded this item. These measures represent the earnings generated from the "base business" excluding the costs associated with the refinancing and retirement of the Company's debt. These expenses are special in nature. Internally, the Company uses these measures to evaluate the operational performance of the Company. The presentation of such non-GAAP measures enables investors to focus on period-over-period operating performance, without the impact of significant special items, and thereby enhances the user's overall understanding of the Company's current financial performance and provides a better baseline for modeling future earnings expectations. The Company believes the inclusion of such non-GAAP measures provides consistency and comparability in its financial reporting and is provided in order to enable investors to more thoroughly evaluate its current performance compared to past performance. However, this information will necessarily be different from comparable information provided by other companies and should not be used in isolation or as an alternative to the Company's operating and other financial information as determined under U.S. generally accepted accounting principles.


                      RECONCILIATION OF GUIDANCE
                       (unaudited, in thousands)

                                                         Year Ended
                                                        December 31,
2004 EPS Guidance                                            2004
                                                      ----------------

EPS from continuing operations excluding special
 items (a non-GAAP measure)                               $.89 - $.92
  Additional procedures expenses                                 (.19)
  Loss on extinguishment of debt                                 (.18)
   Non-cash lease abandonment expenses                           (.03)
   Gain on Lloyd's settlement                                     .05
                                                      ----------------
EPS from continuing operations on a GAAP basis (1)        $.54 - $.57
                                                      ================

    EPS from continuing operations, excluding special items - guidance

    The Company believes earnings per share from continuing operations, excluding special items, is an additional meaningful measure of operating performance as it represents the earnings generated from the "base business" excluding (1) the costs associated with additional procedures requested by the Company's external auditors as part of their year-end 2003 audit, (2) the costs associated with the refinancing and retirement of the Company's debt,
(3) the non-cash costs associated with the Company's corporate office move, as well as (4) the gain on the settlement of the Company's litigation with Lloyd's. These items are special in nature. Internally, the Company uses this measure to evaluate the operational performance of the Company. The presentation of such non-GAAP measures enables investors to focus on period-over-period operating performance, without the impact of significant special items, and thereby enhances the user's overall understanding of the Company's current financial performance and provides a better baseline for modeling future earnings expectations. The Company believes the inclusion of such non-GAAP measures provides consistency and comparability in its financial reporting and is provided in order to enable investors to more thoroughly evaluate its current performance compared to past performance. However, this information will necessarily be different from comparable information provided by other companies and should not be used in isolation or as an alternative to the Company's operating and other financial information as determined under U.S. generally accepted accounting principles.
    (1) The impact of any potential release of the deferred tax asset valuation allowance is not included in the above reconciliation because the amount is not quantifiable at this time.

    CONTACT: Per-Se Technologies, Alpharetta
             Michele Howard, 770-237-7827
             investors@per-se.com